SHELF NOTE

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

3.69% SERIES B SENIOR NOTE DUE SEPTEMBER 30, 2028
No. B-__
ORIGINAL PRINCIPAL AMOUNT: $_________________
ORIGINAL ISSUE DATE: September 30, 2019
INTEREST RATE: 3.69%
INTEREST PAYMENT DATES: 13th day of March, June, September and December in each year
FINAL MATURITY DATE: September 30, 2028
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: Not Applicable
PPN ______________________
FOR VALUE RECEIVED, the undersigned, IRET Properties, A North Dakota Limited Partnership, a limited partnership organized and existing under the laws of the State of North Dakota (herein called the “Company”), hereby promises to pay to _________________________________, or registered assigns, the principal sum of ___________________ Dollars ($_________________________) on the Final Maturity Date specified above with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b)(i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
Payments of principal of, interest on and any Yield Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of September 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, herein called the “Agreement”), between the Company, on the one hand, and PGIM, Inc., the Initial

Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.
This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.
The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

[SIGNATURE PAGE FOLLOWS]

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).
IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc.
Its: General Partner

By:	/s/ John A. Kirchmann
Title:	Executive Vice President and Chief
Financial Officer

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